Exhibit 10.1

Elizabeth Adefioye Chief People Officer Emerson 8000 W. Florissant Avenue St. Louis, MO 63136 T (314) 553 1230 E elizabeth.adefioye@emerson.com

November 16, 2022

Mark J. Bulanda

8000 West Florissant Avenue

St. Louis, Missouri 63136

Dear Mark:

On behalf of the entire Emerson organization, I want to congratulate you on your 37+ years of dedicated service, and thank you for your significant contributions to the success of Emerson. This Letter Agreement (the “Letter Agreement”) will confirm our understanding regarding your voluntary retirement from your current position as Executive President Automation Solutions with Emerson Electric Co., a Missouri corporation (collectively, “Emerson” or the “Company”).

Throughout this Letter Agreement, the term “Emerson” means Emerson Electric Co. together with any and all other entities owned directly or indirectly, in whole or in part, by Emerson Electric Co. Your retirement and the terms of this Letter Agreement are effective as of December 31, 2022 (the “Retirement Date”).

In consideration of good and valuable consideration provided to you pursuant to this Letter Agreement, you agree as follows:

1. NON-DISCLOSURE AGREEMENT

You agree that during your employment you have received and had access to Emerson’s trade secrets and confidential and proprietary information (“Confidential Information”), which includes or concerns, but is not limited to, attorney/client communications, global strategic communications, information pertaining to strategic planning or other strategy, mergers and acquisitions, corporate technology, intellectual property, customers, pricing, business methods and operations, business policies, procedures, practices and techniques, legal opinions and legal matters, research or development projects or results, sales, finances, products, suppliers, personnel performance and compensation, plans for future development, marketing practices, market participation, market studies, and financial forecasts and budgeting. You agree that disclosure of such Confidential Information would be detrimental to Emerson and agree that at no time following termination of your employment with Emerson will you directly or indirectly disclose or cause the disclosure of any Confidential Information to any person, firm, corporation, or entity, no matter what the purpose. You further agree that you will not directly or indirectly disclose the terms of this Letter Agreement to any person except as authorized specifically herein.

Mark J. Bulanda

November 16, 2022

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The non-disclosure obligations set forth above shall not apply to the extent it is necessary for you to: report income to taxing authorities; communicate with your attorneys or agents to obtain legal and/or financial planning advice after any such attorneys or agents bind themselves in writing to the same non-disclosure obligations as set forth above; or, to respond to any lawfully issued subpoena or order of a court of competent jurisdiction or legitimate discovery request pursuant to state or federal rules of civil procedure. If any such subpoena, order of court or discovery request is received, you agree to send to Emerson’s General Counsel no later than two (2) days after receipt via email to sara.bosco@emerson.com or via hand-delivery.

You agree also to deliver to the office of Emerson’s General Counsel within a three (3) day period following the Retirement Date all such Confidential Information, any other property of Emerson, and all copies thereof in your possession or control, whether in handwritten, typed, printed, graphic or electronic form (whether stored on Emerson-owned or personally owned or used devices, including but not limited to personal computers, tablets, smart phones, memory sticks, thumb drives, or on-site or off-site storage locations). If after such three (3) day period you determine that you have any Confidential Information or other property of Emerson in your possession or control, you shall immediately deliver such Confidential Information or property to the office of Emerson’s General Counsel. You further agree to deliver your signed certification of compliance with the provisions of this paragraph promptly upon request made to you in writing by Emerson’s General Counsel.

2. NON-DISPARAGEMENT AGREEMENT

You will not individually or through third parties make any public or private statement with respect to any aspect of your employment with Emerson, your retirement, or the terms of this Letter Agreement. If inquiry is made by anyone regarding your employment by, or retirement from, Emerson, you agree to state, “I personally decided to retire from Emerson effective December 31, 2022, to spend more time with my family, and pursue other interests. I have enjoyed my many years with Emerson, and I wish it all the best. Emerson is a tremendous company and a great place to work.”, or words of similar effect.

You also agree that you will not, directly, or indirectly, disparage or make or cause to be made, any comments, statements, or communications of any sort to anyone—whether true or false— that may reasonably be considered to be derogatory or detrimental to Emerson or any Released Parties (as defined in the Release Agreement attached as Exhibit A), their reputations, or their services. You acknowledge that Emerson has a good reputation locally, nationally, and internationally, and you will take no action or engage in any conduct that could injure or diminish that good reputation.

3. NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

You also agree that you will not, without prior written consent from both Emerson’s Chief Executive Officer and General Counsel, directly or indirectly for a period of three (3) years from your Retirement Date (“Restricted Period”):

A. enter the employ of, provide consulting services to, assist, or have any financial interest in, any person, firm, corporation, or other entity engaged in business activities anywhere in the world that, directly or indirectly competes with the businesses of Emerson as conducted on the date of this Letter Agreement or as contemplated on the date hereof to be developed during the Restricted Period;

Mark J. Bulanda

November 16, 2022

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B. acquire in any manner any investment in, or provide services to in any capacity, any equity fund, hedge fund, or other investment vehicle, however structured, that either directly or indirectly or through portfolio company investments or otherwise competes with the businesses of Emerson as conducted on the date hereof or as contemplated on the date hereof to be developed during the Restrictive Period;

C. assist any third party in connection with any acquisition of any business of Emerson, whether through an acquisition of stock, assets, or otherwise, or in the sale of any business to Emerson;

D. assist any third party in connection with any attempt to assert control over or influence the management of Emerson, whether through the acquisition of stock by such third party, addition of board members recommended by such third party, a proxy solicitation by such third party or otherwise;

E. accept or solicit business from or attempt to solicit or accept business from any person that is a customer of Emerson;

F. divert, take any action to induce, or encourage a customer of Emerson to reduce or cease doing business with Emerson;

G. solicit, hire, or attempt to solicit or hire any person that currently or during the Restricted Period is an employee, agent, or consultant of Emerson to leave such employment or separate his or her relationship with Emerson or induce any such person to do anything which you are restricted from doing by reason of this Letter Agreement; or

The foregoing shall not restrict you from owning not more than five percent of the securities of any competitor of Emerson that is listed on any national securities exchange, traded over the counter, or that is otherwise available for investment by the general public as long as you have no relationship with the issuer of such securities or any affiliate thereof, except as an investor.

4. REASONABLENESS ENFORCEABILITY AND LIQUIDATED DAMAGES

You agree that the restrictions contained in Paragraph 3, including those on time and scope, are reasonable for the protection of Emerson in light of your in-depth knowledge of Emerson’s global business, your present and prior positions with Emerson, and your access to Confidential Information relating to all of Emerson’s businesses. You also affirm your agreement to comply with all existing non-competition, invention disclosure and assignment, non-disclosure, and non-solicitation obligations you have with Emerson, including specifically your obligations under the Emerson Incentive Shares plans and related performance shares and restricted stock award agreements, and Emerson stock option plans and related stock option agreements, and Emerson non-qualified supplemental executive retirement plan participation. You agree that your obligations set forth in this Letter Agreement are in addition to and do not invalidate or supersede your obligations under other plans, agreements, or contracts unless in direct conflict, in which case the terms of this Letter Agreement shall prevail.

You agree and acknowledge that Emerson would not enter into this Letter Agreement and provide the valuable consideration offered to you herein but for the restrictions in this Letter Agreement. You agree that a violation of this Letter Agreement and the other agreements referenced in this Section 4 would result in irreparable injury to Emerson and that, in the event of a violation or a reasonably perceived threatened violation of any of the restrictions, Emerson shall be entitled to immediate, preliminary, and permanent injunctive relief which is in addition to any other remedies to which Emerson may be entitled. You further agree to reimburse Emerson for all costs, expenses and reasonable attorneys’ fees Emerson incurs to seek enforcement of any provision contained herein, whether or not litigation is commenced.

Mark J. Bulanda

November 16, 2022

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You agree that any breach of this Letter Agreement will result in immediate forfeiture by you of all payments to be made or benefits provided to you under this Letter Agreement. You also agree as liquidated damages for any such breach to repay to Emerson one-half of the economic value of all benefits provided to you under this Letter Agreement prior to the date of breach. You agree that this liquidated damage provision and other remedies are necessary because substantial damage will accrue to Emerson as the result of a breach, and the amount of damages attributable to such breach may be uncertain and difficult to calculate. Payment of liquidated damages shall in no way affect the settlement and release of claims by you, nor shall payment of liquidated damages limit the enforceability of any clause in this Letter Agreement, or any other agreement referenced in this Section 4 or the ability of Emerson to seek damages and any other relief from you as provided under applicable law or any agreement between you and Emerson.

5. RELEASE AND DISCHARGE

You will release and discharge Emerson and its respective directors, officers, employees, and agents from any and all claims or liability of whatever nature and will execute on your Retirement Date the Release Agreement attached hereto as Exhibit A. If the Release Agreement attached as Exhibit A is not executed by you, this Letter Agreement shall be null and void. You also agree that no benefits or other compensation described in this Letter Agreement (other than the payment of your base salary described in Section 8.A). hereof, shall be paid or provided to you until expiration of the seven (7) day revocation period set forth in Paragraph 3(e) of the Release Agreement.

6. RESIGNATIONS

You agree to execute the Officer Resignation form attached hereto as Exhibit B, effective as of December 31, 2022.

7. CLAWBACK

You agree that you will remain subject to Emerson’s Clawback Policy, which provides: “If the Board determines that an executive officer has engaged in intentional misconduct that caused or partially caused a material restatement of the Company’s consolidated financial statements, the Board may, to the extent permitted by law and to the extent it determines that it is in the Company’s best interests to do so, require reimbursement to the Company of, or reduce or cancel, that portion of annual incentive or any long-term incentive compensation paid or credited to such executive officer on or after February 1, 2015 that would not have been paid or credited had the consolidated financial statements that are the subject of such restatement been correctly stated. For purposes of this policy, the term “executive officer” means any officer of the Company who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934.”

Mark J. Bulanda

November 16, 2022

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8.	COMPENSATION AND BENEFITS

Subject to and conditioned upon your compliance with your obligations and covenants in this Letter Agreement and any other agreement entered into between you and Emerson, and the professional completion of your duties as a full-time employee through your Retirement Date, you will receive the compensation and benefits outlined below. The compensation and benefits set forth herein are in lieu of and replace any other compensation or benefits to which you may be entitled from Emerson:

A. You will remain on the Emerson payroll and receive your current base salary through your Retirement Date.

B. The Company will provide salary continuation payments at your current base salary rate following your Retirement Date for a period of up to nine (9) months. This will be paid to you in the manner that you currently receive your salary payments. If you commence other employment during this period, your salary continuation payments will end (“Salary Continuation Period”).

You specifically agree to immediately notify Emerson’s General Counsel upon your acceptance of other employment or consulting arrangement (paid or unpaid), and further agree that your failure to do so will be a material breach of the Agreement. This obligation will not limit your ability to serve on the Board, or provide services and/or hold other positions with a non-profit/charitable organization. Paid Board or other advisory positions with a for-profit organization, will require authorization from the Company’s General Counsel before acceptance of any such for-profit position during the restriction period of this Letter Agreement.

C. You will not be eligible to participate in the Fiscal 2023 Emerson Annual Cash Incentive Program (“Bonus”).

D. The Company will continue to pay the required premiums for your coverage under the former Split Dollar (“Split Dollar”) and Group Variable Universal Life (“GVUL”) policies owned by you through your Retirement Date. After your retirement, you may continue coverage under such policies at your own expense, subject to the terms and eligibility requirements of the underlying policies. You will receive a letter from the provider/(s) with additional details on this process approximately thirty (30) days prior to your Retirement Date.

It is our understanding that you have canceled the GVUL policy, and no further action will be required on your part. The Split Dollar policy premiums are paid up through December 31, 2022. After that time, you will receive additional information from the provider on that policy.

E. Your executive perquisites, including leased automobile, executive physical and financial tax planning, will end on the Retirement Date, unless noted otherwise below:

i.	You may complete your 2023 calendar year tax return under the executive financial tax planning program, subject to the normal terms and conditions of the program.

ii.	You will be required to return or purchase at its fair market value, your company provided automobile within thirty (30) days following your Retirement Date.

Mark J. Bulanda

November 16, 2022

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F. In accordance with the terms of the applicable Emerson stock option plan, your outstanding options granted on 10/1/2013, will be exercisable for the remainder of its respective exercise term, following your Retirement Date.

G. You will remain eligible to receive payment of your outstanding Performance Shares awards following your Retirement Date, as set forth below, subject to the applicable terms of Emerson’s Incentive Shares Plans and the applicable Performance Shares Program which apply to all participants (excluding continued employment), including achievement of the performance objectives under each Program, and based on the actual payout percentage applicable to each Program, and at the time provided therefor under the respective programs.

i.	Fiscal 2021 – 2023 Program: You will remain eligible for full payment of the earned award to be paid at the normal time under the program, which is expected to occur in November 2023.

ii.	Fiscal 2022 – 2024 Program: You will remain eligible for a full payment of the earned award to be paid at the normal time under the program, which is expected to occur in November 2024.

H. You will continue to vest and remain eligible to receive payment of certain outstanding Restricted Stock awards following your Retirement Date, subject to the terms (excluding continued employment) of Emerson’s Incentive Shares Plans and the applicable award agreement, as provided for below:

i.	October 1, 2013 – 10,000 Shares: You will remain eligible for full payment of the award at the conclusion of its restriction period ending on October 1, 2023.

ii.	February 8, 2021 – 12,000 Shares: This award will be canceled, under the normal terms and conditions of the award agreement.

I. Pursuant to the terms and conditions of the qualified all-employee Emerson Electric Co. Retirement Plan, you are eligible to commence your monthly pension benefits accrued under such plan the month following the conclusion of your Salary Continuation Period, or at a later date of commencement.

You recently met the criteria, and the Compensation Committee approved your participation in the Emerson Electric Co. Pension Restoration Plan (the “Plan”) (the Plan covers the benefits you would have been eligible to receive under the aforesaid all-employee Retirement Plan were it not for the compensation limitations imposed under the Internal Revenue Code (“Code”)), participants are eligible to commence their monthly pension benefits accrued under the Plan following retirement and attainment of age 65. You will be provided additional participation documents prior to your Retirement Date.

Payments of your pension benefits under each of the aforesaid plans will be paid monthly in the manner and times set forth in such plans, and in accordance with your payment election forms you will be required to submit prior to commencing any such benefit payment.

J. You will be eligible to receive distributions from your Emerson Electric Co. Employee Savings Investment Plan (401(k) plan) to the extent permitted under the terms of the plan and applicable law.

Mark J. Bulanda

November 16, 2022

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You will be eligible to receive distributions under the Emerson Electric Co. Savings Investment Restoration Plan ( the “Plan”) (non-qualified 401(k) plan), subject to the provisions of the Plan and your previously filed distribution election form thereunder. Participant distributions under the Plan normally begin in January following the calendar year of their retirement

However, payment of your distributions under the Plan are subject to Section 409A of the Internal Revenue Code (“Code”) and will be deferred to the extent required by Code Section 409A. We anticipate you will be eligible to commence this benefit six (6) months following the conclusion of the hereto referenced Salary Continuation Period. Our records indicate you elected a lump-sum distribution of your account, and we anticipate this payment will be made in April 2024.

K. All payments and other benefits provided for under this Letter Agreement, including but not limited to any performance shares program payouts, vesting of restricted stock, or shares of stock issued to you upon exercise of your stock options, will be subject to income tax and other withholdings as required by law.

L. Unless provided for specifically in this Letter Agreement, following your Retirement Date, you will not be permitted to continue participating in any Emerson benefit or compensation programs including, but not limited to, additional contributions to the qualified and non-qualified 401(k) plans, and the disability insurance program (Short-Term and Long-Term).

M. Your ability to continue participation in the all-employee general welfare insurance programs (medical, dental, vision and life) will end upon the last day of the month of the conclusion of your Salary Continuation Period. Subject to the underlying eligibility and enrollment process, you will receive additional information on your ability to continue certain coverages under the Company’s Pre-65 insurance program (medical, dental, vision) and under federal law commonly referred to as COBRA. To participate under either program, you are required to elect this coverage and personally pay the required premiums directly to the providers of any such coverage.

You will also receive additional information on your ability to convert or port your current all-employee life insurance coverage to personal coverage, subject to the underlying eligibility and enrollment process.

If you have any questions on your rights and responsibilities regarding any of the aforementioned programs/coverages, please contact the Corporate Human Resources office.

It is your sole responsibility to ensure that you have adequate coverages in place following the conclusion of your Salary Continuation Period.

N. Notwithstanding any other provisions of this Letter Agreement, if at any time after the Restricted Period you engage in an activity in which you are prohibited from engaging hereunder during the Restricted Period, Emerson shall be relieved of all, and shall have no further, obligations to provide the payments or benefits specified in this Section 8 (unless otherwise required by law), which would have otherwise been paid following the Restricted Period.

This Letter Agreement is deemed to be entered in the State of Missouri and, without regard to conflict of laws principles, shall be interpreted in accordance with and governed by the laws of the State of Missouri. Emerson and you agree that any legal action or proceeding with respect to this Letter Agreement shall be brought and determined in the courts of the County of St. Louis, State of Missouri or of the United States of America for the Eastern District of Missouri and that you submit to the jurisdiction of such courts with respect to any such action or proceeding.

Mark J. Bulanda

November 16, 2022

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You acknowledge that Emerson has advised you to consult with an attorney if you need assistance in reviewing or understanding this Letter Agreement or any of the documents referenced in this Letter Agreement, including the Release Agreement.

Please confirm that the foregoing represents your understanding of our entire agreement by signing in the space provided below. Once again, I thank you for your many years of dedicated service to Emerson, and I wish you the very best in your future endeavors.

Very truly yours,

/s/ Elizabeth Adefioye Elizabeth Adefioye

ACCEPTED AND AGREED TO THIS ______

DAY OF (Month/Year) 11/22/22

/s/ Mark J. Bulanda
Mark J. Bulanda

Mark J. Bulanda

November 16, 2022

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EXHIBIT A – RELEASE AGREEMENT

This Release Agreement is Exhibit A to that certain Letter Agreement by and between Emerson Electric Co. (“Employer”) and Mark J. Bulanda (“Employee”) dated November 16, 2022. In consideration of the mutual promises and covenants contained in the Letter Agreement and herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Employment. Employee was previously employed by Employer. The employment of Employee with Employer has ended as a result of Employee’s retirement from Employer effective December 31, 2022.

2. Release. For and in consideration of the covenants, terms and conditions set forth in the Letter Agreement and this Release Agreement, Employee, for himself and his heirs, to the fullest extent permitted by law, agrees to and does hereby waive, covenant not to sue, releases, and forever discharges Employer, and each and every one of Employer’s parent, subsidiary and other affiliated entities (the “Emerson Entities”), and their respective agents, employees, officers, directors, stockholders, managers, members, successors, predecessors, contractors, attorneys, external counsel, agents and assigns (collectively referred to as “Released Parties”), from and with respect to all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, arising prior to the date this Release Agreement becomes effective and including, but not limited to, those in any way related to Employee and/or Employee’s separation from employment. This release by Employee of Released Parties expressly includes, but is not limited to, any claim or cause of action against Released Parties related to or arising out of tort, contract, equity, implied covenant, invasion of privacy, defamation, personal injury, wrongful discharge, emotional distress, discrimination (whether based on race, sex, age, color, national origin, religion, disability, or any other class protected by law), harassment, retaliation, claims for workers’ compensation benefits, claims for unpaid wages, any claim under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., the Family Medical Leave Act, 29 U.S.C. §2601 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq., the Missouri Human Rights Act, Mo. Rev. Stat. §213.010 et seq.; the Missouri Equal Pay for Women Act, Mo. Rev. Stat. §290.400 et seq., the Missouri Service Letter statute Mo. Rev. Stat. §290.14, the Missouri Minimum Wage Law, Mo. Rev. Stat. §290.010 et seq., the Missouri Wage Payment Law, Mo. Rev. Stat. §290.010 et seq., any claim under common law, and any claim under any federal, state or local statute, regulation, constitution, order or executive order. This release also expressly includes, but is not limited to, any claim for attorneys’ fees or costs. Employee affirms and warrants that he has made no charge, claim, complaint, or otherwise initiated action against Employer in any government agency, court, or other forum and that no such matter is pending. Employee further affirms and warrants that Employee has not been retaliated against for reporting, or taking any actions, pertaining to allegations of wrongdoing by Employer or its officers and employees. Employee avers and agrees that he has no personal knowledge of any employee, officer or director of Employer engaging in any act related to the performance of their duties at or for Employer, which Employee knows or believes to be illegal, and Employee acknowledges that he has never complained of any unlawful conduct by Employer. Employee hereby releases and relinquishes any and all rights to employment, reinstatement and any right to future employment with Employer or the Emerson

Mark J. Bulanda

November 16, 2022

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entities. Employee also waives and releases any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on a claim in which Employer or any one or more Released Parties is a party. Notwithstanding the foregoing, Employee is not waiving any right to enforce any term or provision of the Letter Agreement, or any claims solely relating to the validity of this Release Agreement under the Age Discrimination in Employment Act.

3. Waiver of ADEA Rights. By execution of this Release Agreement, Employee expressly waives any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and

(a) Employee has read this Release Agreement, and the Letter Agreement, in their entirety and understands all of their terms; and

(b) Employee acknowledges and agrees that the waiver of his rights or claims arising under the ADEA is in exchange for the consideration provided in the Letter Agreement which, Employee agrees, is beyond that to which Employee is otherwise entitled; and

(c) Employee acknowledges that Employer has, and does, hereby expressly advise him to consult with an attorney of his choosing, at his own expense, prior to executing this Release Agreement and the Letter Agreement; and

(d) Employee agrees that he has been given a period of not less than twenty-one (21) days from receipt of this document within which to consider this Release Agreement and the Letter Agreement, and that if Employee elects to sign this Release Agreement prior to the expiration of the twenty-one (21) day consideration period specified herein, he does so knowingly and voluntarily and with full opportunity to consult with an attorney; and

(e) Employee acknowledges he has been advised by Employer that he is entitled to revoke this Release Agreement (in the event he executes this Release Agreement) within seven (7) days after executing it and that this Release Agreement will not and does not become effective or enforceable until the seven (7) day revocation period has expired; and

(f) The parties agree that should Employee exercise his right to revoke the waiver under this paragraph 3, this entire Release Agreement and Letter Agreement, and their obligations, are null and void and of no effect and, notwithstanding any other provision of this Release Agreement or the Letter Agreement to the contrary, no payment or other consideration shall be due, owing, paid or provided until the seven (7) day revocation period has expired without revocation by Employee. Notice of Employee’s decision to revoke the waiver may be sent to Emerson’s Senior Vice President, Secretary and General Counsel by fax (at 314-553-3205), email to sara.bosco@emerson.com or hand-delivery.

4. Remedies. Without limiting the remedies available to Employer for any breach of this Release Agreement, Employee agrees that any breach of either this Release Agreement or the Letter Agreement will result in immediate forfeiture of any future payments to be made to, or benefits to be provided to, Employee and all other remedies and relief as specifically set forth further in the Letter Agreement shall be available to Employer.

Mark J. Bulanda

November 16, 2022

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5. Successors and Assigns. This Release Agreement binds, and inures to the benefit of, the parties’ respective heirs, administrators, representatives, executors, successors, and assigns.

6. Review by Employee. Employee acknowledges that he has read the provisions of this Release Agreement, that Employee was advised of his right to review this Release Agreement with an attorney at his expense, and that Employee fully understands the meaning and intent of this Release Agreement and agrees to all of its terms.

EMPLOYEE

/s/ Mark J. Bulanda
Mark J. Bulanda

Date: 11/22/22

Mark J. Bulanda

November 16, 2022

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EXHIBIT B—OFFICER RESIGNATION

I, Mark J. Bulanda, do hereby submit my resignation, effective December 31, 2022, from my position as Executive President Automation Solutions of Emerson Electric Co., as well as from any other positions (if any) I may hold with any subsidiaries or affiliates of Emerson.

/s/ Mark J. Bulanda	11/22/22
Mark J. Bulanda